Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2022, relating to the consolidated financial statements of Finch Therapeutics Group, Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K of Finch Therapeutics Group, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 31, 2022